UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE FEMALE HEALTH COMPANY
(Name of Registrant as Specified in Its Charter)

Registrant
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE FEMALE HEALTH COMPANY

4400 Biscayne Blvd.

Suite 888

Miami, Florida 33137-3212

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 16, 2017

To the Shareholders of The Female Health Company:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of The Female Health Company (the “Company”) will be held at the offices of Greenberg Traurig LLP, 333 SE 2nd Avenue, 44th Floor, Miami, Florida 33131, on March 16, 2017 at 2:00 p.m., local time, for the following purposes:

1. To elect ten members to the Board of Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2018 Annual Meeting of Shareholders.

2. To consider and act upon a proposal to ratify the appointment of RSM US LLP, independent registered public accounting firm, as the Company’s auditors for the fiscal year ending September 30, 2017.

3. To approve a non-binding advisory proposal on executive compensation.

4. To approve a non-binding advisory proposal on the frequency of future advisory votes on executive compensation.

5. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this Proxy Statement and our 2016 Annual Report to Shareholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. All shareholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail.

The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2016 Annual Report to Shareholders and a form of proxy or voting instruction card. The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the Internet and a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

By Order of the Board of Directors,

KEVIN J. GILBERT
Secretary

Miami, Florida

January 27, 2017

Shareholders of record at the close of business on January 13, 2017 are entitled to vote at the Annual Meeting. Your vote is important to ensure that a majority of the stock is represented. Whether or not you plan to attend the meeting in person, please vote your shares by phone, via the internet or, if you received paper copies of these proxy materials, by completing, signing, dating and returning the enclosed proxy card at your earliest convenience. Your vote is being solicited by the Board of Directors of the Company. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares.

Shareholders of record may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. The Internet and telephone voting facilities will close at 11:59 p.m. eastern time on March 15, 2017.

Or, if you received a paper copy of the proxy materials, you can return the enclosed proxy card in the envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

THE FEMALE HEALTH COMPANY

4400 Biscayne Blvd.

Suite 888

Miami, Florida 33137-3212

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

2017 Annual Meeting of Shareholders to be Held on March 16, 2017:

This Proxy Statement and the Accompanying Annual Report

are Available at: www.proxyvote.com

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Female Health Company (the “Company”) to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Greenberg Traurig LLP, 333 SE 2nd Avenue, 44th Floor, Miami, Florida 33131, 2:00 p.m., local time, on Thursday, March 16, 2017, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. A copy of our 2016 Annual Report to Shareholders, this Proxy Statement and accompanying proxy card are being distributed, furnished or otherwise made available beginning on or about January 27, 2017. Additionally, we are mailing the Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) on or about January 27, 2017.

GENERAL INFORMATION

Proxies and Voting Procedures

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to our shareholders by providing access to such documents on the Internet. Accordingly, an Internet Availability Notice has been mailed to many of our shareholders, while other shareholders have instead received paper copies of the documents accessible on the Internet. Shareholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or request that a printed set of proxy materials be sent to them by following the instructions in the Internet Availability Notice.

Most shareholders have a choice of voting over the Internet, by telephone, by using a traditional proxy card or by attending the Annual Meeting and voting in person by ballot. Shareholders who have received paper copies of these proxy materials (including the form of proxy), may complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage pre-paid envelope or may vote over the Internet or by telephone. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian, please follow the voting instructions given by the broker, nominee, fiduciary or other custodian. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this Proxy Statement. The Internet and telephone voting facilities will close at 11:59 p.m. (eastern time) on March 15, 2017. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

The Board of Directors knows of no business which will be presented at the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their judgment. Shares represented by properly executed proxies received on behalf of the Company will be voted at the Annual Meeting (unless revoked prior to their vote) in the manner specified therein. A shareholder will be able to revoke his or her proxy until it is voted. If no instructions are specified in a signed proxy returned to the Company, the shares represented thereby will be voted FOR: (1) the election of the directors listed in the enclosed proxy; (2) ratification of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017; (3) approval of the non-binding advisory proposal on executive compensation; and (4) approval of “every 3 years” for the non-binding advisory proposal on the frequency of future advisory votes on executive compensation.

Shareholders may revoke proxies (including an Internet or telephone vote) at any time to the extent they have not been exercised by giving written notice to the Company or by a later executed proxy via the Internet, by telephone or by mail. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

Shareholders Entitled to Vote

Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and holders of the Company’s Class A Convertible Preferred Stock-Series 4 (the “Series 4 Preferred Stock”), whose names appear of record on the books of the Company at the close of business on January 13, 2017, are entitled to vote at the Annual Meeting. On that date, there were 31,338,249 shares of Common Stock and 546,756 shares of Series 4 Preferred Stock outstanding. Each share of Common Stock and each share of Series 4 Preferred Stock is entitled to one vote on each matter to be presented at the Annual Meeting, voting together as a single class.

Quorum; Required Vote

A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. Under Wisconsin law, directors are elected by plurality, meaning that the ten individuals receiving the largest number of votes are elected as directors. The ratification of the appointment of the independent registered public accounting firm and the approval of the non-binding advisory vote on our executive compensation each requires the number of votes cast in favor of the proposal to exceed the number of votes cast against the proposal, assuming a quorum is present. For the non-binding advisory proposal on the frequency of future advisory votes on executive compensation, shareholders may vote on an advisory basis as to whether future “Say on Pay” votes should occur every 1, 2 or 3 years, or abstain. A plurality of the votes cast for this proposal is required for the approval of a choice among every 1, 2 or 3 years, meaning that whichever of 1, 2 or 3 years receives the most votes will be approved. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instruction from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owners) will count toward the quorum requirement but will not count toward the determination of whether directors are elected or the other proposals are approved.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has established the number of directors at ten. The Board of Directors has nominated Elgar Peerschke, Mitchell S. Steiner, M.D., F.A.C.S., O.B. Parrish, David R. Bethune, Mario Eisenberger, M.D., Harry Fisch, M.D., F.A.C.S., Mary Margaret Frank, Ph.D., Lucy Lu, M.D., Georges Makhoul, Ph.D. and Jesus Socorro for election as directors, all to serve until the 2018 Annual Meeting of Shareholders. In addition, Andrew S. Love serves as an observer to the Board of Directors.

The nominees include 9 incumbent directors and one new nominee who is not an incumbent director. We anticipate that the nominees for election as directors will be candidates when the election is held. However, if any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substituted nominees (except where the proxy withholds authority with respect to the election of directors).

Below is information as of the date of this Proxy Statement about each nominee for election to our Board of Directors at the Annual Meeting. The information presented includes information each nominee or director has given us about his or her age, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. The information presented also includes, under the heading “Director Qualifications,” a description for each director of the specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as a director. Our Nominating and Corporate Governance Committee regularly evaluates the mix of experience, qualifications, attributes and skills of our directors using a matrix of areas that the Committee considers important for our business. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee to the conclusion that the nominee should serve as a director, the Nominating and Corporate Governance Committee also considered the qualifications and criteria described below under “Corporate Governance Matters — Director Nominations” with the objective of creating a complementary mix of directors.

Nominees for Election as Directors

ELGAR PEERSCHKE

Age: 60; Elected Director: 2016; Present Term Ends: 2017 Annual Meeting

Elgar Peerschke has served as Chairman of the Board and a director of the Company since October 2016. Mr. Peerschke previously served as a member of the board of directors of Aspen Park Pharmaceuticals, Inc. (“Aspen Park”) from 2014 to October 2016. Since October 2016, Mr. Peerschke has served as Senior Advisor for the CEO and Senior Vice President Customer Relations at Quintiles ISH. Since February 2015, Mr. Peerschke has served as the President of Advisory Services at Quintiles Transnational Holdings Inc. and Quintiles Transnational Corp. From 2002 to 2014, he served as a Senior Partner in the New York and Zurich Offices at Bain & Company Inc., leading its Global Healthcare Practice Group and a Leading Client Service Partner. At Bain & Company Inc., he focused on the healthcare industry, providing insight and guidance in boardrooms of biopharmaceutical customers around the world. Before Bain & Company Inc., Mr. Peerschke was a Principal at McKinsey from 1990 to 2002, where he was an active leader in the North American pharmaceutical/medical products practice and led the e-health and clinical knowledge building initiatives. From 1988 to 1990, Mr. Peerschke worked at Wasserstein Perella, and from 1982 to 1988 he served as a Manager in the Financial Analysis Group at Union Pacific Corporation. Mr. Peerschke received an M.B.A. from New York University and BA in Political Science from Rutgers University.

Director Qualifications

Mr. Peerschke’s achievements and wide-ranging experience in the pharmaceutical and medical products sectors led to the conclusion that he should serve as a director of the Company.

MITCHELL S. STEINER, M.D., F.A.C.S.

Age: 56; Elected Director: 2016; Present Term Ends: 2017 Annual Meeting

Mitchell S. Steiner, M.D., F.A.C.S. has served as President and Chief Executive Officer of the Company and as a director of the Company since October 2016. Dr. Steiner was the co-founder of Aspen Park and served as Aspen Park’s Chief Executive Officer, President and Vice Chairman of the Board from July 2014 to October 2016. From 2014 to 2016, Dr. Steiner was a consultant and then the President, Urology and member of senior management of OPKO Health, Inc. (NYSE:OPK) and had responsibilities for the launch, marketing, sales and reimbursement of 4Kscore prostate cancer test to urologists and primary care physicians. Dr. Steiner was also the co-founder of GTx, Inc., a men’s health and oncology public company, where he served as Chief Executive Officer and Vice Chairman of Board of Directors from 1997 to 2014. Dr. Steiner is a Board Certified Urologist and a Fellow of the American College of Surgeons and has held numerous academic appointments, including Assistant Professor of Urology, Cell Biology, and Pathology at Vanderbilt School of Medicine from 1993 to 1995 and Chairman and Professor of Urology, Director of Urologic Oncology and Research and the Chair of Excellence in Urologic Oncology at the University of Tennessee from 1995 to 2004. Dr. Steiner holds a B.A. in Molecular Biology and Chemistry from Vanderbilt University and an M.D. from the University of Tennessee. He performed his surgical and urologic training at The Johns Hopkins Hospital and postdoctoral research fellow in cell biology at Vanderbilt School of Medicine.

Director Qualifications

Dr. Steiner’s medical background and extensive leadership and management experience, including, strategic planning, marketing, new product development, market research, operations, corporate communication, corporate transactions, as well as a deep knowledge of the Company’s industry, business and strategic evolution and his experience as the President, Chief Executive Officer and co-founder of Aspen Park, all led to the conclusion that he should serve as a director and President and Chief Executive Officer of the Company.

O.B. PARRISH

Age: 83; Elected Director: 1987; Present Term Ends: 2017 Annual Meeting

O.B. Parrish, a founder, has served as a director of the Company since 1987 and Vice Chairman of the Board since October 2016. Mr. Parrish previously served as the Chief Executive Officer of the Company from 1994 to January 2014 and from July 2015 until October 2016, as the Chairman of the Board from 1987 until October 2016, as acting President from May 2006 to January 2014 and as acting Chief Financial and Accounting Officer from February 1996 to March 1999. Mr. Parrish is a stockholder and has served as the President and as a director of Phoenix Health Care of Illinois, Inc. (“Phoenix of Illinois”) since 1987. Mr. Parrish also is Chairman and a director of Abiant, Inc., a neuroimaging company focusing on assessing drug effects on the brain and developing diagnostic tests for the early detection of Alzheimers Disease and other brain disorders and monitoring the results of treatment, and a director of Algasol Renewables, a technology company with proprietary technology to produce algae biomass for use in biofuels, cosmetics, pharmaceuticals and other products. Mr. Parrish is also a trustee of Lawrence University and a member of the President’s Advisory Council. From 1977 until 1986, Mr. Parrish was the President of the Global Pharmaceutical Group of G.D. Searle & Co. (“Searle”), a pharmaceutical/consumer products company. From 1974 until 1977, Mr. Parrish was the President of Searle International, the foreign sales operation of Searle. Prior to that, Mr. Parrish was Executive Vice President of Pfizer’s International Division. Mr. Parrish received a B.S. degree from Lawrence University and an M.B.A. degree from the University of Chicago.

Director Qualifications

Mr. Parrish’s extensive experience as a health care executive and his skills in the areas of corporate transactions, operations and manufacturing, international business, corporate communications and enterprise risk management, along with his familiarity with the Company’s business and industry and his prior role as the Company’s Chief Executive Officer, led to the conclusion that he should serve as a director of the Company and as Vice Chairman of the Board.

DAVID R. BETHUNE

Age: 76; Elected Director: 1996; Present Term Ends: 2017 Annual Meeting

David R. Bethune has served as a director of the Company since January 1996. He was Chairman of Zila, Inc., an oral cancer screening company, from August 2007 to September 2009 and Chief Executive Officer of Zila, Inc. from March 2008 to September 2009. He served as a member of the Board of Directors of the CAMBREX Corporation, a life sciences company dedicated to providing products and services that accelerate and improve the discovery and commercialization of human therapeutics, from 2005 to March 2012. Mr. Bethune served as Chairman and Chief Executive Officer of Atrix Laboratories, Inc., the developer of ELIGARD (leuprolide acetate for injectable suspension) for androgen deprivation therapy for advanced prostate cancer, from 1999 until his retirement in 2004. From 1997 to 1998, Mr. Bethune held the positions of President and Chief Operating Officer of the IVAX Corporation. From 1996 to 1997, Mr. Bethune was a consultant to the pharmaceutical industry. From 1995 to 1996, Mr. Bethune was President and Chief Executive Officer of Aesgen, Inc., a generic pharmaceutical company. From 1992 to 1995, Mr. Bethune was Group Vice President of American Cyanamid Company and a member of its Executive Committee until the sale of the company to American Home Products. He had global executive authority for human biologicals, consumer health products, pharmaceuticals and opthalmics, as well as medical research. In 1989 he became president of Lederle Laboratories, a division of American Cyanamid and held that position until 1992. From 1983 to 1989, Mr. Bethune served as President of North American Division for G.D. Searle. Mr. Bethune is a founding trustee of the American Cancer Society Foundation. He is the founding chairman of the Corporate Council of the Children’s Health Fund in New York City and served on the Arthritis Foundation Corporate Advisory Council.

Director Qualifications

Mr. Bethune’s impressive track record of achievements in leadership positions, including with public companies in the pharmaceutical and medical products industries, led to the conclusion that he should serve as a director of the Company and a member of the audit committee.

MARIO EISENBERGER, M.D.

Age: 67; Elected Director: 2016; Present Term Ends: 2017 Annual Meeting

Mario Eisenberger, M.D. has served as a director of the Company since October 2016. Dr. Eisenberger currently is the Dale Hughes Professor of Oncology at The Johns Hopkins University and has been in the full-time faculty since 1993. From 2010 to 2014, Dr. Eisenberger founded Oncology Trials Insights, Inc., a privately held clinical trials management company. Since 2010, Dr. Eisenberger has also served as an ad-hoc member of the Oncologic Drugs Advisory Committee of the FDA. Since 1988, he has served in advisory, strategic and data safety monitoring boards, including Bristol-Myers Squibb, Sanofi, Astellas, Schering Plough, Auguron, AKZO, Dupont, Rhone-Poulenc Rorer, Aventis, Jansen, Ipsen, Active Biotech, Medivation, Tokai, Xanthus, Cytogen, Ortho Biotech, Active Biotech, Merck-Sharp and Dohme, Tyme, Inc., Ferring and Bayer. From 1984 to 1998, Dr. Eisenberger held the position of head of the advanced prostate cancer committee and vice chair of the genitourinary cancer of the Southwest Oncology Group. From 1984 to 1993, he served as Professor of Oncology at The University of Maryland. From 1984 to 1989, he was the Chief of Oncology at the Baltimore VAH. From 1982 to 1984, he was a Senior Investigator at the Cancer Therapy Evaluation Program of the National Institute in charge of coordinating extramural clinical research in urological cancers. From 1976 to 1982, he served in the faculty of the University of Miami. Dr. Eisenberger obtained his M.D. at the Federal University of Rio de Janeiro Brazil in 1972 and is board certified in Internal Medicine and Medical Oncology.

Director Qualifications

Dr. Eisenberger’s medical background and broad business experience in the pharmaceutical industry led to the conclusion that he should serve as a director of the Company.

HARRY FISCH, M.D., F.A.C.S.

Age: 58; Elected Director: 2016; Present Term Ends: 2017 Annual Meeting

Harry Fisch, M.D., F.A.C.S. has served as a director of the Company since October 2016. Dr. Fisch was the co-founder of Aspen Park and served as the Chairman of the Board and Chief Scientific Officer of Aspen Park from July 2014 to October 2016. From 1994 to 2016, Dr. Fisch served as the Chief Executive Officer and President of Millennium Sciences, Inc. Dr. Fisch has also had numerous academic and clinical appointments including Clinical Professor of Urology and Reproductive Medicine at Weill College of Medicine, Cornell University from 2009 to 2016, Director of the Male Reproductive Center at Albert Einstein College of Medicine/Montefiore Medical Center from 1998 to 1999 and Professor of Clinical Urology at Columbia University, College of Physicians and Surgeons from 1999 to 2009. From 2014 to 2015, Dr. Fisch hosted The Dr. Harry Fisch Show on Men’s Health on Howard Stern’s SiriusXM radio channel 101. Dr. Fisch is a Board Certified Urologist and a Fellow of the American College of Surgeons. Dr. Fisch holds a B.A. in Chemistry from the State University of New York at Binghamton, an M.D. from Mount Sinai School of Medicine, New York, and performed his surgical and urologic training at Albert Einstein College of Medicine/Montefiore Medical Center.

Director Qualifications

Dr. Fisch’s medical background, experience in the pharmaceutical industry and deep understanding of the Company’s industry, business and strategic evolution, as well as his experience as the Chairman of the Board, Chief Scientific Officer and a co-founder of Aspen Park, all led to the conclusion that he should serve as a director of the Company.

MARY MARGARET FRANK, Ph.D.

Age: 48; Elected Director: 2004; Present Term Ends: 2017 Annual Meeting

Mary Margaret Frank, Ph.D. has served as a director of the Company since October 2004. Dr. Frank has served as an Associate Professor of Accounting at the Darden Graduate School of Business at the University of

Virginia where she teaches financial and tax accounting since 2002. She also serves as an Academic Director for Darden’s Initiative for Business in Society. From 1999 to 2002, Dr. Frank was an Assistant Professor at the University of Chicago Booth School of Business. During 1997, Dr. Frank was an accounting instructor at the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. From 1992 to 1994, Dr. Frank served as a Senior Tax Consultant at Arthur Andersen. She has her master’s degree and Ph.D. in accounting from the University of North Carolina at Chapel Hill and was issued her C.P.A. in 1994.

Director Qualifications

Dr. Frank’s background and experience in both public accounting and financial education and her qualification as an “audit committee financial expert” under SEC rules led to the conclusion that she should serve as a director of the Company.

LUCY LU, M.D.

Age: 42; Elected Director: 2016; Present Term Ends: 2017 Annual Meeting

Lucy Lu, M.D. has served as a director of the Company since October 2016. Since February 2015, Dr. Lu has served as the Interim President and Chief Executive Officer of Avenue Therapeutics, a company focused on pharmaceutical therapies used in the acute care setting. Since February 2012, Dr. Lu has been the Executive Vice President and Chief Financial Officer of Fortress Biotech, Inc. Prior to working in the biotech industry, Dr. Lu had 10 years of experience in healthcare-related equity research and investment banking. From February 2007 to January 2012, Dr. Lu was a senior biotechnology equity analyst with Citigroup Investment Research. From 2004 until joining Citigroup, she was with First Albany Capital, serving as Vice President from April 2004 until becoming a Principal of First Albany Capital in February 2006. Dr. Lu obtained her M.D. from the New York University School of Medicine and her M.B.A. from the Leonard N. Stern School of Business at New York University. Dr. Lu obtained a B.A. from the University of Tennessee’s College of Arts and Science.

Director Qualifications

Dr. Lu’s extensive experience in leadership positions in the pharmaceutical and medical products industries led to the conclusion that she should serve as a director of the Company.

GEORGES MAKHOUL, Ph.D.

Age: 50; Elected Director: 2016; Present Term Ends: 2017 Annual Meeting

Georges Makhoul has served as a director of the Company since October 2016. Since January 2010, Dr. Makhoul has served as the Chief Executive Officer of Constellation Holdings, a Dubai-based private investment firm. From August 2005 until his retirement from Morgan Stanley in 2010, Dr. Makhoul was the President of the firm in the broader Middle East and North Africa. From March 2003 until August 2005, Dr. Makhoul was the head of Investment Banking for the European Consumer and Retail Industry for Morgan Stanley, based in London. From January 2001 to March 2003, Dr. Makhoul led Morgan Stanley’s Telecommunications and Media Investment Banking group in Japan. From 1994 to December 2000, he was the Managing Partner of the Info-Communications and Entertainment consulting practice of PWC Japan. From 1993 to 1994, he led a National Science Foundation Research Centre at Columbia University in New York. Dr. Makhoul started his career in 1992 with Strategic Operations and Management at Bellcore where he worked until 1993. He is a Board member of Symphony International Holdings, LTD, an international investment firm focused on Asia. Dr. Makhoul has a Ph.D. in Electrical Engineering.

Director Qualifications

Dr. Makhoul’s extensive international business experience, particularly in corporate transactions, led to the conclusion that he should serve as a director of the Company.

JESUS SOCORRO

Age: 41; New Nominee

Jesus Socorro is a nominee for director of the Company. Since March 2014, Mr. Socorro has been the Managing Principal of the Risk Advisory Services practice of Morrison, Brown, Argiz & Farra, LLC, a nation-

ally recognized accounting and advisory firm headquartered in Miami, Florida. From August 1999 to November 2002 and from May 2004 to March 2014, Mr. Socorro was an Audit Senior Manager with Ernst & Young LLP. From November 2002 to November 2003, Mr. Socorro served as the Technical Accounting Manager for LNR Property Corporation and from November 2003 to May 2004, he was an Audit Manager with BDO Seidman, LLP. Mr. Socorro received his M.B.A. from Northwestern University J.L. Kellogg School of Management in 2007 and was issued his C.P.A. in 1999.

Director Qualifications

Mr. Socorro’s background and experience in public accounting and his qualification as an “audit committee financial expert” under SEC rules led to the conclusion that he should serve as a director of the Company.

The Board of Directors recommends that shareholders vote FOR all nominees.

DIRECTORS MEETINGS AND COMMITTEES

Directors and Director Attendance

The Board of Directors currently consists of nine members: Elgar Peerschke, Mitchell S. Steiner, M.D., F.A.C.S., O.B. Parrish, David R. Bethune, Mario Eisenberger, M.D., Harry Fisch, M.D., F.A.C.S., Mary Margaret Frank, Ph.D., Lucy Lu, M.D., and Georges Makhoul, Ph.D. At each annual meeting of shareholders, directors are elected for a term of one year to succeed those directors whose terms are expiring.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors held 14 meetings during the Company’s fiscal year ended September 30, 2016. All of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served, if any.

The chart below identifies the members of each of these committees, along with the number of meetings held by each committee during the fiscal year ended September 30, 2016:

	Audit		Compensation		Nominating and Corporate Governance
Number of Meetings:	5		1		1
Name of Member:
David R. Bethune(1)	X		X		X	*
Donna Felch(2)	X		X
Mary Margaret Frank, Ph.D.(3)	X	*	X		X
Andrew S. Love(2)	X		X		X
Sharon Meckes(2)			X
Mario Eisenberger, M.D.(4)					X
Lucy Lu, M.D.(4)	X		X
Georges Makhoul, Ph.D.(4)	X		X
Elgar Peerschke(4)			X	*

X = committee member; * = current committee chairperson

(1)	Effective as of October 31, 2016, Mr. Bethune ceased to be a member of the Compensation Committee and the Audit Committee.

(2)	Each of Ms. Felch, Mr. Love and Ms. Meckes ceased serving as a director of the Company effective as of October 31, 2016.

(3)	Effective as of October 31, 2016, Dr. Frank ceased to be a member of the Compensation Committee and joined the Nominating and Corporate Governance Committee.

(4)	Each of Dr. Eisenberger, Dr. Lu, Dr. Makhoul and Mr. Peerschke were appointed as directors of the Company effective as of October 31, 2016.

Audit Committee

The responsibilities of the Audit Committee, in addition to such other duties as may be specified by our Board of Directors, include the following: (1) responsibility for selecting, evaluating and, where appropriate, replacing the independent registered public accounting firm for the Company; (2) review of the timing, scope and results of the independent registered public accounting firm’s audit examination; (3) review of periodic comments and recommendations by the independent registered public accounting firm and of our response thereto; (4) review of our financial statements; and (5) review of the scope and adequacy of our internal accounting controls. The Board’s Audit Committee is an audit committee for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s report required by the rules of the SEC appears on page 11.

Compensation Committee

The Compensation Committee (1) reviews and approves the goals and objectives relating to the compensation of our Chief Executive Officer and other executive officers, and determines the compensation of those executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation; (2) reviews and makes recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans; (3) administers our stock incentive, equity-based and other employee benefit plans in accordance with the responsibilities assigned to the Committee under any and all such plans; and (4) reviews and makes recommendations to our Board of Directors with respect to the compensation of our outside directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, in addition to such other duties as may be specified by our Board of Directors, nominates individuals for election to the Board of Directors at each annual meeting shareholders, appoints individuals to become directors by fill vacancies and newly created directorships, reviews and makes recommendations to our Board of Directors regarding the size and composition of the Board of Directors and the committees of our Board of Directors and reviews and recommends to our Board of Directors corporate governance policies and practices for the Company.

Charters of Committees

The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We make available on our website for investors at www.fhcinvestor.com, free of charge, copies of each of these charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

We are committed to establishing and maintaining high standards of corporate governance, which are intended to serve the long-term interests of the Company and our shareholders. Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website for investors at www.fhcinvestor.com.

Director Independence

Our Board of Directors has reviewed the independence of the nominees for election to the Board of Directors at the Annual Meeting under the applicable standards of the NASDAQ Stock Market. Based on this review, our Board of Directors determined that each of the following directors and/or nominees is independent under the listing standards of the NASDAQ Stock Market:

(1) Elgar Peerschke	(5) Lucy Lu, M.D.

(2) David R. Bethune	(6) Georges Makhoul, Ph.D.

(3) Mario Eisenberger, M.D.	(7) Jesus Socorro

(4) Mary Margaret Frank, Ph.D.

Based upon such standards, Mitchell S. Steiner, M.D., F.A.C.S., Harry Fisch, M.D., F.A.C.S. and O.B. Parrish are the only directors who were not independent because Dr. Steiner is our Chief Executive Officer, Dr. Fisch was a co-founder of Aspen Park and is a significant shareholder of the Company, and Mr. Parrish was employed by the Company during the past three years.

Board Leadership Structure

Historically, we have generally had the same person serving as the Chief Executive Officer and as Chairman of the Board of Directors. O.B. Parrish served as the Chief Executive Officer of the Company from 1994 until January 2014 and from July 2015 to October 2016 and served as the Chairman of the Board from 1987 until October 2016. Following the changes in the membership of our Board of Directors in connection with the completion of our merger transaction with Aspen Park on October 31, 2016, we separated the positions of Chief Executive Officer and Chairman of the Board. Although our Board of Directors does not have a formal policy with respect to its leadership structure, we believe that currently separating the positions of Chief Executive Officer and Chairman will allow us to leverage the experience of Mr. Peerschke as a strong non-executive Chairman of the Board to complement the leadership of Dr. Steiner as our Chief Executive Officer. Although we believe that the separation of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, combining of these offices would serve our best interests and the best interests of our shareholders.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our risk oversight process includes receiving reports from members of our senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board has authorized the Audit Committee to oversee and periodically review our enterprise risk assessment and enterprise risk management policies.

Director Nominations

We have a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by our shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, The Female Health Company, 4400 Biscayne Boulevard, Suite 888, Miami, Florida 33137-3212, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of our Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. For new potential board members, the Nominating and Corporate Governance Committee will in the first instance consider the independence of the potential member and the appropriate size of the board and then the qualifications of the proposed member. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

Elgar Peerschke, Mitchell S. Steiner, M.D., F.A.C.S., Mario Eisenberger, M.D., Harry Fisch, M.D., F.A.C.S., Lucy Lu, M.D. and Georges Makhoul, Ph.D. were appointed to the Company’s Board of Directors in connection with the closing of the transactions pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 31, 2016 (the “Amended Merger Agreement”), among the Company, Aspen Park and Blue Hen Acquisition, Inc. The nomination of Jesus Socorro to the Company’s Board of Directors resulted from the recommendation of our Chief Executive Officer.

We do not have a formal policy for the consideration of diversity by our Nominating and Corporate Governance Committee in identifying nominees for director. Diversity is one of the factors the Nominating and Corporate Governance Committee may consider and in this respect diversity may include race, gender, national origin or other characteristics.

Communications between Shareholders and the Board of Directors

We have placed on our website for investors located at www.fhcinvestor.com a description of the procedures for shareholders to communicate with our Board of Directors, a description of our policy for our directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year’s annual meeting of shareholders.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Ethics is available on our website for investors which is located at www.fhcinvestor.com. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our website.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is currently comprised of three members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Audit Committee is independent as defined in the listing standards of the NASDAQ Stock Market and the rules of the SEC. The duties and responsibilities of our Audit Committee are set forth in the Audit Committee Charter.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2016, with our management and with our independent registered public accounting firm;

•

discussed with our independent registered public accounting firm the matters required to be discussed by SAS No. 61, “Communications with Audit Committees,” as amended (American Institute of Certified Public Accountants, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received and discussed with our independent registered public accounting firm the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence.

Based on such review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 for filing with the SEC.

AUDIT COMMITTEE:

Mary Margaret Frank, Ph.D. (Chairperson)

Lucy Lu, M.D.

Georges Makhoul, Ph.D.

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we paid for audit and non-audit services rendered by our independent registered public accounting firm, RSM US LLP, during fiscal 2016 and 2015:

Service Type	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$395,410	$384,019
Audit-Related Fees(2)	86,620	—
Tax Fees(3)	85,479	77,603
All Other Fees	—	—

Total Fees	$567,509	$461,621

(1)

Consists of fees for the audit of the Company’s consolidated financial statements for the years ended September 30, 2016 and 2015, integrated audit of the Company’s internal control over financial reporting as of September 30, 2016 and 2015, review of financial information included in the Company’s quarterly reports on Form 10-Q for fiscal 2016 and fiscal 2015, consents and assistance with documents filed by the Company with the SEC and fees for the statutory audits of the foreign entities.

(2)	Consists primarily of fees relating to due diligence and accounting consultations relating to the transaction with Aspen Park.

(3)

Consists of fees relating to the preparation of the Company’s corporate income tax returns and related informational filings, review of foreign tax structuring and preparation of foreign income tax returns.

The Audit Committee of the Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of RSM US LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairperson of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairperson of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent registered public accounting firm.

Each new engagement of our independent registered public accounting firm to perform non-audit services set forth in the table above has been approved in advance by the Audit Committee or the Chairperson of the Audit Committee pursuant to the foregoing procedures.

Audit Committee Financial Expert

Our Board of Directors has determined that one of the members of the Audit Committee, Mary Margaret Frank, Ph.D. qualifies as an “audit committee financial expert” as defined by the rules of the SEC based on her work experience and education.

EXECUTIVE OFFICERS

The names of, and certain information regarding, executive officers of the Company who are not directors or director nominees as of the date of this Proxy Statement, are set forth below.

Name	Age	Position
Daniel Haines	35	Chief Financial Officer of the Company
Brian Groch	50	Chief Commercial Officer of the Company

DANIEL HAINES

Age: 35; Chief Financial Officer

Mr. Haines has served as Chief Financial Officer of the Company since October 2016. Mr. Haines served as Chief Financial Officer of Aspen Park from March 2016 to October 2016. From 2013 to 2016, Mr. Haines was a Vice President at Lennar Corporation responsible for finance, asset management, administration and information technology for SunStreet, a wholly owned subsidiary of Lennar focused on residential solar installation and ownership via long term power purchase contracts. Mr. Haines also served as Vice President of Lennar Ventures, the venture capital division of Lennar which drives research and development of homebuilding products and techniques, strategic investments and government affairs. From 2008 to 2013, Mr. Haines was Corporate Controller for Equity One, a retail shopping center REIT, where he was responsible for SEC reporting, technical accounting and compliance of the corporate entity, as well as the financial and administrative oversight of the joint venture portfolio. From 2007 to 2008, Mr. Haines was Manager of Finance at OPKO Health. Prior to that, Mr. Haines was with Ernst & Young in the assurance practice specializing in pharmaceuticals and biotechnology. Mr. Haines is a Certified Public Accountant licensed in Florida and holds a Masters in Accountancy from the University of Virginia and a degree in Business Administration from Stetson University.

BRIAN GROCH

Age: 50; Chief Commercial Officer

Mr. Groch has served as Chief Commercial Officer of the Company since January 2017. Mr. Groch served as Chief Commercial Officer of Telesta Therapeutics Inc., a biotechnology company, from October 2015 until December 2016, overseeing the commercial strategy including, the prelaunch and launch plan for the first immunotherapeutic for bladder cancer in 25 years. From 2014 until 2015, Mr. Groch served as Vice President

Market Access for Horizon Therapeutics, Inc., a pharmaceutical company focused on rare diseases. Mr. Groch served as Head of Market Access for Dendreon Corporation, a biotechnology company that developed and launched PROVENGE® for metastatic prostate cancer, from 2010 until 2013. Mr. Groch began his career at Merck & Co., where he rose through the sales and marketing ranks from 1989 to 2002 and was part of the product launches and promotion for ZOCOR®, PRILOSEC®, PLENDIL®, COZAAR®, HYZAAR®, TRUSOPT®, FOSAMAX®, MAXALT® and PROSCAR® (a drug to treat benign prostatic hyperplasia). Mr. Groch served as Regional Sales Director and then Director of Health Policy for Oncology, Osteoporosis, and Ophthalmology products including ZADITOR® and VISUDYNE® from 2002 until 2008. Mr. Groch earned a Master of Science degree in Healthcare Administration and Marketing and a Bachelor of Science degree in Physiology from Central Michigan University.

SECURITY OWNERSHIP

The following table sets forth information regarding beneficial ownership of our Common Stock and our Series 4 Preferred Stock as of January 13, 2017 with respect to (1) each person known to the Company to own beneficially more than 5% of our Common Stock or Series 4 Preferred Stock, (2) each named executive officer (as defined below under the heading “Executive Compensation”) and each director and director nominee, and (3) all directors, nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of our Common Stock subject to options that are either currently exercisable or exercisable within 60 days of January 13, 2017 are treated as outstanding and beneficially owned by the holder for the purpose of computing the percentage ownership of the holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table lists applicable percentage ownership based on 31,338,249 shares of Common Stock and 546,756 shares of Series 4 Preferred Stock outstanding as of January 13, 2017.

	Common Stock		Series 4 Preferred Stock(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Richard E. Wenninger(3)	2,016,565	6.4%	—	*
Stephen M. Dearholt(4)	2,525,319	8.1%	—	*
Elgar Peerschke(5)	87,701	*	23,976	4.4%
Mitchell S. Steiner, M.D., F.A.C.S.(6)	645,502	2.1%	176,466	32.3%
O.B. Parrish(7)	1,058,350	3.4%	—	*
David R. Bethune(8)	405,982	1.3%	—	*
Mario Eisenberger, M.D.	—	*	—	*
Harry Fisch, M.D., F.A.C.S.(9)	661,040	2.1%	177,980	32.6%
Mary Margaret Frank, Ph.D.(10)	45,344	*	—	*
Lucy Lu, M.D.	—	*	—	*
Georges Makhoul, Ph.D.(11)	89,444	*	24,452	4.5%
Jesus Socorro	—	*	—	*
Michele Greco(12)	71,178	*	—	*
Martin Tayler(13)	39,844	*	—	*
Susan Ostrowski(14)	35,178	*	—	*
All directors, nominees and executive officers, as a group (12 persons)(5), (6), (7), (8), (9), (10). (11)	3,073,363	9.8%	402,874	73.7%

*	Less than 1 percent.

(1)

Each share of Series 4 Preferred Stock will automatically convert into 40 shares of Common Stock upon receipt by the Company of approval by the affirmative vote of the holders of the Company’s capital stock by the required vote under the Wisconsin Business Corporation Law and the NASDAQ listing rules, as applicable, of (i) an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock by a sufficient amount to permit such conversion and (ii) the conversion of the Series 4 Preferred Stock pursuant to applicable NASDAQ rules.

(2)	Unless otherwise indicated, the address of each beneficial owner is 4400 Biscayne Blvd., Suite 888, Miami, Florida 33137-3212 and the address of Dr. Frank is P.O. Box 6550, Charlottesville, VA 22906.

(3)

Consists of (a) 3,345 shares of Common Stock owned directly by Mr. Wenninger, (b) 56,348 shares of Common Stock held by Mr. Wenninger’s spouse (Mr. Wenninger disclaims beneficial ownership of the shares held by his spouse), (c) 1,676,872 shares of Common Stock held by a trust of which Mr. Wenninger is trustee and a beneficiary, (d) 250,000 shares of Common Stock held by a charitable remainder trust of which Mr. Wenninger is a trustee and Mr. Wenninger and his spouse are beneficiaries (Mr. Wenninger disclaims beneficial ownership except to the extent of his pecuniary interest therein), and (e) 30,000 shares of Common Stock subject to stock options. The address of Mr. Wenninger is 14000 Gypsum Creek Road, Gypsum, CO 81637. The beneficial ownership information for Mr. Wenninger is based on the most recent information provided to the Company as of Mr. Wenninger’s retirement from the Company’s Board of Directors on March 19, 2015.

(4)

Includes 1,968,169 shares of Common Stock owned directly by Mr. Dearholt. Also includes 127,150 shares of Common Stock held in a self-directed IRA, and 400,000 shares of Common Stock held by the John W. Dearholt Trust of which Mr. Dearholt is a co-trustee with a sibling. Mr. Dearholt shares the power to vote and dispose of 400,000 shares of Common Stock held by the John W. Dearholt Trust. Mr. Dearholt has sole power to vote and dispose of the remaining shares of Common Stock. Also includes 30,000 shares of Common Stock subject to stock options. The address of Mr. Dearholt is 36365 Trail Ridge Road, Steamboat Springs, CO 80488. The beneficial ownership information for Mr. Dearholt is based on the most recent information provided to the Company as of Mr. Dearholt’s retirement from the Company’s Board of Directors on March 19, 2015.

(5)	Consists of 87,701 shares of Common Stock and 23,976 shares of Series 4 Preferred Stock each owned directly by Mr. Peerschke.

(6)	Consists of 645,502 shares of Common Stock and 176,466 shares of Series 4 Preferred Stock each owned directly by Dr. Steiner.

(7)

Includes 233,501 shares owned by Phoenix of Illinois. Under the rules of the SEC, Mr. Parrish may be deemed to have voting and dispositive power as to such shares since Mr. Parrish is an officer, director and the majority shareholder of Phoenix of Illinois. Also includes 824,849 shares of Common Stock owned directly by Mr. Parrish.

(8)	Consists of 405,982 shares of Common Stock owned directly by Mr. Bethune.

(9)

Consists of (a) 45,112 shares of Common Stock and 9,599 shares of Series 4 Preferred Stock each held jointly by Dr. Fisch and his spouse, (b) 606,536 shares of Common Stock and 165,814 shares of Series 4 Preferred Stock each held by K&H Fisch Family Partners, LLC, of which Dr. Fisch is the sole manager and (c) 9,392 shares of Common Stock and 2,567 shares of Series 4 Preferred Stock each owned directly by Dr. Fisch.

(10)	Consists of 45,344 shares of Common Stock owned directly by Dr. Frank and 30,000 shares of Common Stock subject to stock options held by Dr. Frank.

(11)	Consists of 89,444 shares of Common Stock and 24,452 shares of Series 4 Preferred Stock each owned directly by Dr. Makhoul.

(12)	Consists of 71,178 shares of Common Stock owned directly by Ms. Greco.

(13)	Consists of 39,844 shares of Common Stock owned directly by Mr. Tayler.

(14)

Consists of 35,178 shares of Common Stock owned directly by Ms. Ostrowski. The beneficial ownership information for Ms. Ostrowski is based on the most recent information provided to the Company as of the time of Ms. Ostrowski’s termination from her position as Executive Vice President of Sales and Marketing as of February 6, 2016.

The above beneficial ownership information is based on information furnished by the specified person and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this Proxy Statement. This information should not be construed as an admission of beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 2016 all reports required by Section 16(a) to be filed by the Company’s officers, directors and more than 10% shareholders were filed on a timely basis except for the following: (1) Mr. Bethune filed a Form 4 on September 9, 2016 reporting an election to receive cash in lieu of stock under a previously granted award that occurred on August 27 2016; (2) Mr. Parrish filed a Form 4 on September 9, 2016 reporting an election to receive cash in lieu of stock under a previously granted award that occurred on August 27, 2016; (3) Ms. Felch filed a Form 4 on September 9, 2016 reporting an election to receive stock under a previously granted award that occurred on August 27, 2016; and (4) Mr. Tayler filed a Form 4 on September 8, 2016 reporting a stock grant that occurred on September 1, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section discusses the principles underlying the Company’s compensation decisions for fiscal 2016 for the Company’s named executive officers and the most important factors relevant to an analysis of these decisions. It also provides information regarding the manner and context in which compensation is awarded to and earned by the named executive officers. In fiscal 2016, the Company had four executive officers who are required to be listed in the Summary Compensation Table below, and we refer to these executive officers as the “named executive officers” throughout this section:

•	O. B. Parrish, Former Chairman of the Board and Chief Executive Officer;

•	Michele Greco, Executive Vice President of Finance and Former Chief Financial Officer;

•	Susan Ostrowski, Former Executive Vice President of Sales and Marketing; and

•	Martin Tayler, Executive Vice President of Global Operations.

The compensation of these individuals is presented in the tables and other quantitative information that follow this section.

Ms. Ostrowski resigned from her position as Executive Vice President of Sales and Marketing effective March 31, 2016.

Effective as of October 31, 2016, upon the closing of the transactions pursuant to the Amended Merger Agreement, Mitchell S. Steiner, M.D., F.A.C.S. was appointed as President and Chief Executive Officer of the Company, Daniel Haines was appointed as Chief Financial Officer of the Company and O.B. Parrish resigned from his position as Chairman of the Board and Chief Executive Officer of the Company, although Mr. Parrish remains on the Board of Directors of the Company and is Vice Chairman of the Board. In addition, as of October 31, 2016, Michele Greco and Martin Tayler will no longer be executive officers of the Company, although they continue to be employed by the Company.

During fiscal 2017, the Compensation Committee intends to review and evaluate the compensation program for the Company’s executive officers given the changes to the Company’s business and management team following the completion of the merger transaction with Aspen Park. The Company has entered into an employment agreement with Dr. Steiner which provides for an annual base salary of $375,000 and for Dr. Steiner’s participation in an annual discretionary bonus and in the Company’s equity incentive plan.

Overview

The Company’s overall financial performance in fiscal 2016 included unit sales decreasing by 31% over fiscal 2015, net revenues decreasing by 32% over fiscal 2015 and operating income decreasing by 54% over fiscal 2015. Because the Company’s executive compensation program is heavily weighted towards pay for performance, particularly through the Company’s annual performance award program, and the targets of the Company were not met in fiscal 2016, Ms. Greco and Mr. Tayler did not receive cash or stock incentive compensation payouts under the annual performance award program. By contrast, Ms. Greco, Ms. Ostrowski and Mr. Tayler received cash and stock incentive compensation payouts in fiscal 2015 under the annual performance award program.

The Company’s compensation strategy is to closely align its compensation programs with shareholders’ interests by providing effective incentives for performance and a level of compensation needed to attract, motivate and maintain key executives who are important to the Company’s continued success. Nearly all of the compensation to the named executive officers consists of only three components: a base salary, an annual performance award program and periodic restricted stock grants. As part of aligning executive compensation with shareholders’ interests, the Company’s annual performance award program in effect in fiscal 2016 was based solely on achievement of corporate goals (unit sales and operating income targets). The program is straightforward and rewards management with cash and stock incentives only if 100% of minimum corporate goals for unit sales and operating income are achieved. The program offers an enhanced award for achievement of 110% and 115% of these goals. In fiscal 2016, achievement did not meet either goal, resulting in no payout of the performance award to participants.

The Company’s executive compensation program is clear and straightforward. The named executive officers do not have a contractual right to any annual increases in base salary. The Company offers limited perquisites to its named executive officers and does not offer supplemental retirement benefits to any of the named executive officers. The only retirement benefit the Company offers to the named executive officers is participation in a Simple Individual Retirement Account plan by Ms. Greco and pension contributions to Mr. Tayler. Named executive officers employed in the United Kingdom have the right to a statutory minimum notice period prior to termination (for which the Company may pay severance in lieu of notice).

Key Compensation Actions in Fiscal 2016

The compensation actions taken by the Compensation Committee in fiscal 2016 included the following:

•

In April 2016, the Compensation Committee approved increases in the base salaries of Ms. Greco and Mr. Tayler based on the rate of inflation for the twelve months ended February 29, 2016, in their respective countries (the U.S. for Ms. Greco and the U.K. for Mr. Tayler). These base salary increases took retroactive effect as of October 1, 2015.

•

On March 31, 2016, the Company and Ms. Ostrowski entered into a Separation Agreement and General Release. Under this agreement, among other things, the Company was required to make a separation payment to Ms. Ostrowski equal to six month’s base salary, payable over a six month period, and to pay premiums for continued medical, vision and dental coverage through September 30, 2016.

•

Each of Ms. Greco and Mr. Tayler was issued 6,667 shares of restricted stock on January 11, 2016, which will vest one-third annually over three years, and the right to receive an additional 1,111 shares on each applicable vesting date or, at his or her option, the right to elect cash based on the fair market value of the 1,111 shares on each applicable vesting date. In April 2016, Ms. Greco was issued 15,000 shares of restricted stock, which vest annually over two years, and options to purchase 15,000 shares, which vest annually over two years, have a ten year term and an exercise price of $1.82 per share. The Compensation Committee did not make any other equity awards to the named executive officers in fiscal 2016. Should a recipient terminate employment, or be terminated for cause, any unvested shares issued will be forfeited.

•

In fiscal 2016, the performance objectives under the annual performance award program were not met and, as a result, no payout under the program was made to Ms. Greco or Mr. Tayler. Mr. Parrish did not participate in the annual incentive award program in fiscal 2016.

At the Company’s 2014 Annual Meeting of Shareholders, pursuant to a non-binding, advisory vote, shareholders approved the compensation of the Company’s named executive officers as disclosed in the proxy statement for the meeting by a vote of 14,914,936 shares in favor to 3,090,503 against. The Compensation Committee has considered the results of this advisory shareholder vote and believes that it shows support by the Company’s shareholders for the Company’s compensation philosophy and the executive compensation programs that implement the Company’s compensation philosophy. The Company has not significantly changed its executive compensation program following the shareholder advisory vote. The Board of Directors has determined that future shareholder advisory votes on executive compensation will occur every three years. Accordingly, the next shareholder advisory vote on executive compensation will be held at the Annual Meeting. See “Proposal 3: Non-Binding Advisory Vote on Executive Compensation.”

Executive Compensation Program Objectives and Philosophy

The Company has designed the compensation program for its named executive officers to align the interests of the named executive officers with those of shareholders. To do so, the Company has incentivized its named executive officers to achieve corporate goals through equity incentive grants and an annual performance award program that ties cash incentives to performance goal achievement and year-end stock prices. The Company believes its executive compensation package in effect in fiscal 2016, as a whole, was competitive with companies of a similar size in the HIV/AIDS product arena.

A named executive officer’s compensation opportunity is impacted by the Company’s performance and stock price. By design, the annual performance awards have been paid only if the performance goals are attained, and, if the performance goals are surpassed by either 10% or 15%, the program has provided for higher levels of award payouts. With the equity incentive grants, the value is not realized until the vesting requirement is met. Enhanced value is possible if the stock price increases after the grant is awarded.

Process for Determining Executive Compensation

Information Reviewed by the Compensation Committee.     Compensation for the named executive officers and other executive officers is reviewed and approved by the Compensation Committee. The Compensation Committee views compensation as an ongoing process. The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Compensation Committee as well as materials specifically requested by members of the Compensation Committee.

The Compensation Committee annually reviews performance information provided by the Chief Executive Officer, including an assessment of overall corporate performance and an assessment of individual performance and compensation recommendations for each named executive officer, other than him or herself. The Chief Executive Officer does not submit an assessment of his or her own performance or present a recommendation on his or her own compensation, and does not participate in the portion of the meeting where his or her compensation is approved. The Compensation Committee considers the assessment and the input it receives from management, and exercises its own judgment in evaluating performance.

The Compensation Committee’s charter requires that the Company provide the Compensation Committee with adequate funding to engage any compensation consultants or other advisers the Compensation Committee deems it appropriate to engage. During fiscal 2016 and fiscal 2017 to date, the Compensation Committee did not engage any consultants to assist it in reviewing the Company’s compensation practices and levels.

Involvement of Management.     Management plays a significant role in assisting the Compensation Committee in its oversight of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, establishing individual performance targets and objectives, recommending salary levels and equity incentive grants, and providing financial data on company performance, calculations and reports on achievement of performance objectives, and other information requested by the Compensation Committee. The Chief Executive Officer works with the Compensation Committee in making recommendations regarding overall compensation policies and plans as well as specific compensation levels for the named executive officers and other key employees, other than the Chief Executive Officer. Members of management who were present during a part of the Compensation Committee meetings in fiscal 2016 and the first part of fiscal 2017 included the Chief Executive Officer. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

Use of Market Compensation Data.     Although the Compensation Committee does not use benchmarking to determine executive compensation, it has reviewed market compensation data to help in evaluating the competitiveness of the Company’s executive compensation program. In 2013, at the Compensation Committee’s request, the Company conducted a survey of 2012 executive compensation levels for three comparison groups of public companies with a market capitalization under $300 million, consisting of (1) companies involved in health care and (2) companies that market medical devices. The base salaries for Mr. Parrish and Ms. Greco were below both the mean and the median in each group of the survey while potential incentive compensation was above both the mean and the median. The compensation survey did not include data regarding positions similar to Ms. Ostrowski’s new position as Executive Vice President of Sales and Marketing. The base salary level for Mr. Tayler was compared to Micheal Pope’s salary, who retired in September 2014, and was below both the mean and the median in each group of the survey while potential incentive compensation was above both the mean and the median.

Components of Executive Compensation

Mix of Compensation.     The Company’s compensation program has featured three main components:

•	base salaries;

•	an annual performance award program; and

•	periodic equity incentive grants.

The mix of compensation is determined largely by the Compensation Committee’s intent to align compensation with the shareholders’ interests. The annual performance award, which increases with a higher year-end share price, has provided the named executive officers with an incentive to meet corporate targets that are likely to impact stock price. The equity incentive grants offer the named executive officers an additional opportunity to share in the stock value created for shareholders when growth targets are achieved.

Base Salaries.     The Compensation Committee annually reviews the base salaries for the named executive officers. During its review in April 2016, the Compensation Committee determined that a modest increase in the base salaries for Ms. Greco and Mr. Tayler based on the rate of inflation for the twelve months ended February 29, 2016, in each executive’s country of residence (the U.S. for Ms. Greco and the U.K. for Mr. Tayler) was the appropriate adjustment for fiscal 2016. As a result, the Compensation Committee approved base salary increases for Ms. Greco of approximately 1.3% and for Mr. Tayler of approximately 1.0%. These base salary increases took retroactive effect as of October 1, 2015. Mr. Parrish’s base salary was set at the rate of $170,000 per year in connection with his reappointment as Chief Executive Officer in July 2015.

Annual Performance Awards.     The Company has an annual incentive bonus program which has provided participating named executive officers with the opportunity to receive annual payouts in cash and/or shares of Common Stock, at the Company’s option. Participants have been eligible to receive payouts upon achievement of corporate goals. Cash payouts are calculated by multiplying the designated award quantity by the average closing price of the Company’s Common Stock for the last ten trading days of the fiscal year and stock payouts consist of a number of shares of Common Stock equal to the designated stock award quantity. Thus, the value of the performance award, if achieved, is impacted by the Company’s year-end stock price.

At the beginning of fiscal 2016, the Company established the performance goals under the annual performance award program for fiscal 2016 operating results in the following areas:

•	specific rate of unit sales in fiscal 2016 as compared to fiscal 2015; and

•	specific rate of operating income in fiscal 2016 as compared to fiscal 2015.

Achievement of 100% of unit sales and operating income goals would trigger annual incentive performance awards to the named executive officers at the target level, with enhanced awards for achievement of 110% and 115% of these goals. In fiscal 2016, the performance objectives under the annual performance award program were not met and, as a result, no payout was made to Ms. Greco or Mr. Tayler. Mr. Parrish did not participate in the annual performance award program since he was reappointed as Chief Executive Officer in July 2015.

Under exceptional circumstances the Compensation Committee has the authority to award discretionary cash bonuses outside of the annual performance award program. These discretionary bonuses allow the Company to recognize superior performance by the named executive officers and to have the flexibility to maintain competitive compensation when needed. No discretionary bonus was awarded to named executive officers in fiscal 2016, 2015, or 2014.

Incentive Equity Grants.     The Company uses incentive equity grants to be consistent with its objective to align the interests of shareholders and its named executive officers. Incentive equity grants have been in the form of both restricted stock and stock options The grants generally vest over a period of years, in a number of tranches. The staggered vesting schedule was selected because the Compensation Committee believes it is consistent with industry practice, while providing a relatively long retention benefit. Instead of annual grants, the Company has generally staggered the grants so that the named executive officers generally hold some unvested shares at all times to promote the Company’s retention objectives. The Company may also provide recipients of restricted stock grants with the right to elect to receive part of the grant in cash on the vesting dates, based on the fair market value of the shares on such dates, in order to provide the recipients with cash to pay their income tax obligations.

Prior to the Compensation Committee setting the size of grants, the Chief Executive Officer makes a recommendation to the Compensation Committee for the other named executive officers. The Chief Executive Officer generally uses historic awards and stock price trends as a starting point in developing his or her recommendation (other than for him or herself). That information is also available to the Compensation Committee when it makes its decisions. Following review of the Chief Executive Officer’s recommendations, the Compensation Committee also considers, in its collective experience and judgment, the Chief Executive Officer’s individual performance assessments of the other named executive officers and other factors regarding executive retention considerations. No formal weightings are applied to these factors in determining the size of grants.

Each of Ms. Greco and Mr. Tayler was issued 6,667 shares of restricted stock on January 11, 2016, which will vest one-third annually over three years, and the right to receive an additional 1,111 shares on each applicable vesting date or, at his or her option, the right to elect cash based on the fair market value of the 1,111 shares on each applicable vesting date. In April 2016, Ms. Greco was issued 15,000 shares of restricted stock, which vest annually over two years, and options to purchase 15,000 shares, which vest annually over two years, have a ten year term and an exercise price of $1.82 per share. All shares granted as restricted stock have all the rights of our Common Stock, including voting and dividend rights. Unvested shares are subject to forfeiture if the holder voluntarily leaves the Company or is terminated for cause.

The Company does not currently maintain any formal policy regarding executive officer stock ownership or the hedging of economic risk related to such stock ownership nor does it have any program, plan or obligation that requires it to grant equity compensation to any executive officer on specified dates. The authority to make equity grants to executive officers rests with the Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of the Chief Executive Officer in setting the compensation of the other named executive officers.

Change of Control Agreements

During fiscal 2016, the Company was party to a change of control agreement with each of Ms. Greco and Mr. Tayler. These agreements acted as springing employment agreements which would take effect upon a change of control. The Company provided these agreements based on competitive market practice, and to ensure that the executives’ interests remain aligned with shareholders while the Company considers, or during the pendency of, a transaction that involves a change of control. Additional information regarding these agreements, including a description of key terms and a quantification of benefits that would be received by the named executive officers had a termination of employment in connection with a change in control occurred on September 30, 2016, is found below under the heading “Potential Payments on Termination After a Change of Control.” Ms Greco and Mr. Tayler’s change of control agreements were terminated effective as of October 31, 2016 when they were replaced with new employment agreements described below under the heading “Employment Agreements.” Ms. Ostrowski’s change of control agreement terminated effective as of March 31, 2016 at the time of Ms. Ostrowski’s resignation from her position as Executive Vice President of Sales and Marketing.

Compensation Deductibility Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the three other most highly compensated executive officers other than the chief financial officer. Performance-based compensation that has been approved by shareholders is excluded from the $1.0 million deductibility limit if certain requirements are met. The Company’s annual performance award program was not approved by its shareholders, and therefore any compensation the Company pays under such program does not qualify for the exclusion from the $1.0 million deductibility limit in Section 162(m).

The Compensation Committee intends to continue to monitor the applicability of Section 162(m) in connection with future compensation to the Company’s named executive officers. Although the Compensation Committee may consider tax deductibility in connection with future compensation decisions, it believes that it is generally not in the shareholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Elgar Peerschke (Chairperson)

Lucy Lu, M.D.

Georges Makhoul, Ph.D.

Summary Compensation Table

The table shown below provides information for the Company’s last three fiscal years regarding compensation paid by the Company to the person who served as Chief Executive Officer during fiscal 2016, the person who served as Chief Financial Officer during fiscal 2016 and two other people who served as an executive officer of the Company during fiscal 2016 whose total compensation during fiscal 2016 exceeded $100,000. The individuals listed in this table are referred to elsewhere in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Nonequity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
O.B. Parrish,	2016	$169,908	—	—	—	$5,252	$175,161
Former Chairman and Chief	2015	$169,908	$134,000	—	—	$8,714	$312,622
Executive Officer(5)	2014	$169,908	—	—	—	$13,052	$182,960

Michele Greco,	2016	$217,436	$39,800	$11,700	—	$6,851	$275,787
Executive Vice President of Finance and Former Chief Financial Officer(6)	2015	$215,283	—	—	$70,650	$6,738	$292,671
	2014	$207,460	$78,700	—	—	$6,514	$292,674

Susan Ostrowski,	2016	$106,000	—	—	—	$139,064	$245,065
Former Executive Vice President of Sales and Marketing(7)	2015	$212,001	—	—	$70,650	$4,521	$287,172
	2014	$101,387	$118,960	—	—	—	$220,347

Martin Tayler,	2016	$155,344	$12,500	—	—	$25,168	$193,012
Executive Vice President of	2015	$168,534	—	—	$70,650	$22,754	$261,938
Global Operations(8)	2014	$8,225	$112,000	—	—	—	$120,225

(1)

All stock awards are computed in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. Each stock award is valued based on the closing market price of our Common Stock on the date of grant. Stock awards vest over a period of time; most are three years and a few are two years.

(2)

The stock option award vests over a period of two years. The amount in this column equals the grant date fair value, computed in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R), of the stock option award. Assumptions used in the calculation of the grant date fair value are included in Note 7 to our audited consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on December 12, 2016.

(3)

Amounts for 2015 represent payouts under the Company’s annual performance award program based on achieving 115% of unit sales and operating income targets for fiscal 2015. Under this program, each named executive officer is entitled to receive a payout in cash and/or shares of Common Stock if the Company exceeds target amounts of both unit sales and operating income, with the amount of the payout based on the average closing price of the Common Stock for the last ten trading days of the fiscal year. In fiscal 2015, 75% of the payout was in the form of cash and 25% of the payout was in the form of shares of Common Stock. The targets for fiscal 2016 and fiscal 2014 under the Company’s annual performance award program were not met and, as a result, no payouts were made under the program for fiscal 2016 and fiscal 2014.

(4)

The amount of “All Other Compensation” for Mr. Parrish consists of premiums paid by the Company for term life insurance under which Mr. Parrish or his designee is the beneficiary; for Ms. Greco consists of matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees; for Ms. Ostrowski consists of matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees and for fiscal 2016 a total of $135,354 paid or payable to Ms. Ostrowski pursuant to her separation agreement; and for Mr. Tayler consists of pension payments and an automobile allowance.

(5)

Mr. Parrish retired from his position as Chief Executive Officer and President on January 20, 2014 and resumed his position as Chief Executive Officer effective July 10, 2015. Between January 20, 2014 and

July 10, 2015, Mr. Parrish continued to serve as Chairman of the Board, but remained an employee of the Company and amounts reflected on the table include Mr. Parrish’s compensation as an employee during this period. Effective as of October 31, 2016, upon the closing of the transactions pursuant to the Amended Merger Agreement, O.B. Parrish resigned from his position as Chairman of the Board and Chief Executive Officer of the Company, although Mr. Parrish remains on the Board of Directors of the Company and is Vice Chairman of the Board.

(6)

Effective as of October 31, 2016, upon the closing of the transactions pursuant to the Amended Merger Agreement, Michele Greco is no longer the Company’s Chief Financial Officer and will no longer be an executive officer of the Company, although she continues to be employed by the Company.

(7)

Ms. Ostrowski joined the Company as an executive officer on July 10, 2014 and effective March 31, 2016, Ms. Ostrowski resigned from her position as Executive Vice President of Sales and Marketing. Ms. Ostrowski’s salary during 2014 includes $54,616 paid to her as a consultant prior to her appointment as an executive officer.

(8)

Mr. Tayler joined the company as an executive officer on September 15, 2014. Effective as of October 31, 2016, upon the closing of the transactions pursuant to the Amended Merger Agreement, Martin Tayler will no longer be an executive officer of the Company, although he continues to be employed by the Company. Mr. Tayler’s salary and all other compensation are paid in U.K. pounds. Amounts shown for Mr. Tayler’s salary and all other compensation are based on the 12-month average exchange rate for the year, which was 1.4241 U.S. dollars per U.K. pound in fiscal 2016, 1.5451 in fiscal 2015, and 1.6565 in fiscal 2014.

Grants of Plan–Based Awards

Name	Grant Date	Non-Equity Incentive Plan Awards: Number of Units(1)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Shares Underlying Options	Exercise price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
O.B. Parrish	—	—	—	—	—	—	—	—	—	—	—
Michele Greco	1/11/16							10,000			$12,500
	—	12,500	25,000	45,000	$15,375	$30,750	$55,250
	4/4/16							15,000			$27,300
	4/4/16								15,000	$1.82	$11,700
Susan Ostrowski	—	12,500	25,000	45,000	$15,375	$30,750	$55,250
Martin Tayler	1/11/16							10,000			$12,500
	—	12,500	25,000	45,000	$15,375	$30,750	$55,250

(1)

These amounts show the range of threshold, target and maximum payouts for fiscal 2016 performance under the Company’s annual performance award program. Achievement of at least 100% of unit sales and the operating income goals trigger annual incentive performance awards to the named executive officers at the full target level, with enhanced annual awards for achievement of 110% and 115% of these goals. The size of the payout is based on the number of units awarded to each participant multiplied by the average closing price of our Common Stock for the last ten trading days of the fiscal year. The dollar amounts for the threshold, target and maximum awards for each named executive officer in the table are based on the number of units multiplied by the average closing price of our Common Stock for the last ten trading days of fiscal 2016, which was $1.23 per share. Mr. Parrish does not participate in the annual performance award program since his reappointment as Chief Executive Officer.

(2)

The value of the awards are based upon the grant date fair value of the awards determined in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R). Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. See Note 7 to our consolidated financial statements filed with the SEC on December 12, 2016, as part of our Annual Report on Form 10-K for the assumptions we relied on in determining the value of these awards.

Outstanding Equity Awards at Fiscal Year — End

The following table provides information regarding unvested restricted stock, rights to receive stock and stock options held by the named executive officers at September 30, 2016.

	Option Awards					Stock Awards
	Number of Shares Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Name	Exercisable	Unexercisable
O.B. Parrish	—	—		—	—	66,667	(2)	$81,334	(3)
Michele Greco	—	15,000	(1)	$1.82	4/4/2026	25,000	(4)	$30,500	(3)
Susan Ostrowski	—	—		—	—	—		—
Martin Tayler	—	—		—	—	10,000	(5)	$12,200	(3)

(1)	Options for one-half of the shares vest on April 4, 2017 and the remaining one-half vest on April 4, 2018.

(2)

Represents 23,333 shares scheduled to vest on August 27, 2017 and 23,334 shares scheduled to vest on August 27, 2018, and the right to receive an additional 11,000 shares on each of these two annual vesting dates or, at his option, the right to elect cash based on the fair market of the 11,000 shares on each applicable vesting date. The vesting of these shares and rights to receive shares or cash was accelerated to October 31, 2016 in connection with the closing of the transactions contemplated by the Amended Merger Agreement.

(3)

Market value equals the number of shares of restricted stock that have not vested or been issued multiplied by $1.22 per share, the closing price of our Common Stock on September 30, 2016, which was the last trading day of fiscal 2016.

(4)

Represents (a) 2,222 shares scheduled to vest on January 11, 2017, 2,222 shares scheduled to vest on January 11, 2018 and 2,223 shares scheduled to vest on January 11, 2019, and the right to receive an additional 1,111 shares on each of these three annual vesting dates or, at her option, the right to elect cash based on the fair market of the 1,111 shares on each applicable vesting date, and (b) 7,500 shares that vest on April 3, 2017 and 7,500 shares that vest on April 3, 2018. The vesting of the shares and rights to receive shares or cash described in (a) above was accelerated to October 31, 2016 in connection with the closing of the transactions contemplated by the Amended Merger Agreement.

(5)

Represents 2,222 shares scheduled to vest on January 11, 2017, 2,222 shares scheduled to vest on January 11, 2018 and 2,223 shares scheduled to vest on January 11, 2019, and the right to receive an additional 1,111 shares on each of these three annual vesting dates or, at his option, the right to elect cash based on the fair market of the 1,111 shares on each applicable vesting date. The vesting of these shares and rights to receive shares or cash was accelerated to October 31, 2016 in connection with the closing of the transactions contemplated by the Amended Merger Agreement.

Stock Vested

The following table provides information regarding the shares of restricted stock held by, or shares of stock issued pursuant to rights to received stock held by, the named executive officers that vested or were issued during fiscal 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting

O.B. Parrish	33,000	(1)	$44,000	(2)
Michele Greco	10,000	(3)	$16,000	(4)
Susan Ostrowski	12,000	(5)	$16,200	(6)
Martin Tayler	14,000	(7)	$18,200	(8)

(1)	Shares vested on August 27, 2016.

(2)	Market value equals the number of shares of restricted stock that vested multiplied by the closing price of our Common Stock on August 29, 2016, which was $1.32 per share.

(3)	Shares vested on November 9, 2015.

(4)	Market value equals the number of shares of restricted stock that vested multiplied by the closing price of our Common Stock on November 9, 2015, which was $1.60 per share.

(5)	Shares vested on July 10, 2016.

(6)	Market value equals the number of shares of restricted stock that vested multiplied by the closing price of our Common Stock on July 11, 2016, which was $1.35 per share

(7)	Represents shares issued on September 1, 2016 pursuant to the right to receive shares held by Mr. Tayler.

(8)

Market value equals the number of shares of the Company’s Common Stock that were issued to Mr. Tayler multiplied by the closing price of our Common Stock on September 1, 2016, which was $1.30 per share.

Employment Agreements

In connection with his employment, on September 15, 2014, the Company entered into a Service Agreement with Martin Tayler regarding the terms of his employment with the Company (the “Tayler Service Agreement”). Pursuant to the terms of the Tayler Service Agreement, Mr. Tayler received a minimum annual base salary of £108,000. Mr. Tayler also received a grant of 9,333 shares of nonrestricted common stock and a cash payment equal to the fair market value of 4,997 shares on September 1, 2015. The Company also agreed to grant Mr. Tayler an additional 9,333 shares of Common Stock and the right to receive a cash payment equal to the fair market value of 4,997 shares on September 1, 2016. Pursuant to the Tayler Service Agreement, Mr. Tayler was entitled to participate in the Company’s annual performance award program with a total of 25,000 shares annually and was eligible to receive customary U.K. health and pension benefits, an automobile and reimbursement of relocation expenses. The Tayler Services Agreement was terminated as of October 31, 2016 when it was replaced by Mr. Tayler’s New Employment Agreement described below.

In connection with her employment, on November 9, 2012, the Company entered into a letter agreement with Michele Greco regarding the terms of her employment with the Company (the “Greco Employment Letter”). Pursuant to the terms of the Greco Employment Letter, Ms. Greco received a minimum annual base salary of $200,000. Ms. Greco also received a grant of 10,000 shares of restricted common stock on November 9, 2012, which shares vested on November 9, 2013. The Company also agreed to grant Ms. Greco an additional 10,000 shares of restricted common stock on November 9, 2013, which shares vested on November 9, 2014. Pursuant to the Greco Employment Letter, Ms. Greco was entitled to participate in the Company’s annual performance award program with a total of 25,000 shares annually and was eligible to participate in the Company’s U.S. health and dental insurance program, or receive reimbursement for participation in a similar plan. The Greco Employment Letter was terminated as of October 31, 2016 when it was replaced by Ms. Greco’s New Employment Agreement described below.

Concurrently with the completion of the merger transaction with Aspen Park pursuant to the Amended Merger Agreement on October 31, 2016, new employment agreements (the “New Employment Agreements”) with Michele Greco and Martin Tayler took effect. The New Employment Agreements superseded and replaced in their entirety each such named executive officer’s existing change of control agreement and other employment agreements with the Company. Each New Employment Agreement has a three year term, unless earlier terminated in accordance with the applicable Employment Agreement and subject to automatic, successive one-year renewal terms, unless either party provides the other with prior written non-renewal notice. Base annual salaries will be $217,435.59 for Ms. Greco and £109,407.24 for Mr. Tayler. Each of Ms. Greco and Mr. Tayler will also be eligible for (1) an annual discretionary bonus and (2) participation in the Company’s equity incentive plan then in effect. Each of Ms. Greco and Mr. Tayler will also be entitled to certain other fringe benefits commensurate with their respective positions. Under the New Employment Agreements, in the event the named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason, the named executive officer will be entitled to (1) continuation of the named executive officer’s then effective annual base salary for the greater of 12 months after the date of termination of employment or the period remaining on the initial three-year employment term, (2) a lump sum payment amount equal to $141,300, in the case of Ms. Greco, and £95,159.10, in the case of Mr. Tayler, (3) continued medical and dental insurance benefits for such period and (4) outplacement services. Ms. Greco’s New Employment Agreement provides that if any of the payments to Ms. Greco would be subject to an excise tax under Section 4999 of the Internal Revenue Code relating to change of control benefits, then the payments due will be reduced by an amount sufficient for the Company to make the payments without being subject to such excise tax. Mr. Tayler, as a resident of the U.K., is not subject to a similar excise tax.

Potential Payments on Termination After a Change of Control

During fiscal 2016, the Company was party to a change of control agreement with each of Michele Greco and Martin Tayler. These agreements essentially acted as springing employment agreements which provided that, upon a change of control, as defined in the agreement, the Company would continue to employ the named executive officer for a period of three years in the same capacities as prior to the change of control, with an annual base salary equal to 12 times the highest monthly base salary paid during the 12 months prior to the change of control, an annual bonus equal to the higher of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the change of control or (2) the bonus paid for the most recent fiscal year prior to the change of control, and other benefits substantially equivalent to what the named executive officer was receiving prior to the change of control, in each case as specified in the agreements. If the named executive officer was terminated without cause or if he or she resigned for good reason, in each case as defined in the agreements, after the change of control and during the three year employment period, including a termination by the executive for any reason within 180 days after the change of control, the named executive officer would generally be entitled to receive the following benefits:

•	a lump sum payment equal to three times the named executive officer’s base salary;

•

a lump sum payment equal to three times the highest of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the change of control, (2) the bonus paid for the most recent fiscal year prior to the change of control or (3) the bonus paid or payable for the most recent fiscal year prior to the date of termination of employment;

•	continuation of certain benefits for a period of three years after the termination date; and

•	a “gross-up” payment which will, in general, effectively reimburse the executive for any amounts paid under federal excise taxes relating to change of control benefits.

Ms. Ostrowski’s change of control agreement terminated effective as of March 31, 2016 at the time of Ms. Ostrowski’s resignation from her position as Executive Vice President of Sales and Marketing. Ms. Greco and Mr. Tayler’s change of control agreements terminated effective as of October 31, 2016, when they were replaced by the New Employment Agreements. See “Employment Agreements” above. Mr. Parrish is not party to a change of control agreement.

The terms of the grant agreements for the stock awards granted to the named executive officers also provide for immediate vesting or issuance upon a change of control.

The following table sets forth the compensation that the named executive officers would have been eligible to receive if the applicable named executive officer’s employment had been terminated as of September 30, 2016, under circumstances requiring payment of severance benefits as described above in connection with a change of control as well as the value as of September 30, 2016 of the outstanding unvested stock awards of the named executive officers that would vest or be issued upon a change of control.

Name	Salary	Stock Awards(1)	Cash Incentive	Continued Benefits(2)	Excise Tax Gross-Up(3)	Total
O. B. Parrish	—	$81,334	—	—	—	$81,334
Michele Greco	$652,308	$12,200	$94,650	$84,398	$348,196	$1,191,752
Susan Ostrowski	—	—	—	—	—	—
Martin Tayler	$466,032	$12,200	$70,650	$33,981	—	$582,863

(1)

Represents the value of the stock awards of 66,667 shares for Mr. Parrish, 10,000 shares for Ms. Greco, and 10,000 shares for Mr. Tayler multiplied by $1.22 per share, the closing price of our Common Stock on September 30, 2016, which was the last trading day of the fiscal year.

(2)	The benefits consist of health and similar benefits and outplacement services.

(3)

Under the change of control agreements, the Company agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. Mr. Tayler, as a resident of the U.K., is not subject to a similar excise tax.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal 2016 were David R. Bethune, Donna Felch, Andrew S. Love, Mary Margaret Frank, Ph.D. and Sharon Meckes. None of these directors who served on our Compensation Committee during fiscal 2016 has, at any time, been one of our officers or employees, except for Ms. Felch, who served as our Vice President and Chief Financial Officer from February 2006 to December 2012. None of our executive officers served during fiscal 2016 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

DIRECTOR COMPENSATION AND BENEFITS

Overview

In December 2013, the Board of Directors approved a new arrangement to compensate non-employee directors for their service as Board members. Each director received 14,382 shares of restricted stock, vesting in three tranches of 4,794 shares on the first, second and third anniversary of the grant, as compensation for a three year period. In addition, in fiscal 2016, Dr. Frank and Mr. Bethune each received fees for committee participation and each of Mr. Bethune and Ms. Felch received fees for providing special assistance to management in connection with designated projects.

As described below, two of the Company’s directors, William R. Gargiulo, Jr. and Sharon Meckes, received consulting fees during fiscal 2016.

Director Summary Compensation Table

The following table provides information concerning the compensation paid by the Company in fiscal 2016 to each person who served as a director during fiscal 2016 who was not an executive officer of the Company on September 30, 2016.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	All Other Compensation(2)	Total
William R. Gargiulo, Jr.	—	—	$64,000	$64,000
David R. Bethune	$120,391	—	—	$120,391
Mary Margaret Frank, Ph.D.	$8,000	—	—	$8,000
Donna Felch	$150,000	—	—	$150,000
Andrew S. Love	—	—	—	—
Sharon Meckes	$30,000	—	$11,431	$41,431

(1)

The amount for Dr. Frank represents fees paid for committee participation. The amount for Mr. Bethune represents $3,000 of fees paid for committee participation and $117,391 of fees paid for providing special assistance to management in connection with designated projects. The amount for Ms. Felch represents fees paid for providing special assistance to management in connection with designated projects. The amount for Ms. Meckes represents fees paid pursuant to her election to receive board compensation in fiscal 2016 in the form of cash.

(2)

Through October 31, 2016, Mr. Gargiulo was a consultant to the Company and served as the Corporate Secretary. In this role, he was responsible for scheduling all board and board committee meetings and distribution of material and preparation and approval of minutes for each meeting. In addition, he was respon-

sible for the Company’s relationship with its transfer agent and the issuance of shares. Mr. Gargiulo also assisted Ms. Greco with investor relations. Mr. Gargiulo’s compensation for the execution of these responsibilities consisted of a consulting fee of $64,000. He did not receive compensation for being a director of the Company. Ms. Meckes was a consultant to the Company during fiscal 2016. Ms. Meckes’ compensation for consulting services during fiscal 2016 was $11,431.

As of September 30, 2016, the directors listed on the Director Summary Compensation Table who are not named executive officers held the following number of stock options and shares of unvested restricted stock:

	Option Awards		Unvested Stock Awards
Name	Vested	Unvested
William R. Gargiulo, Jr.	—	—	—
David R. Bethune	—	—	54,794	(1)
Mary Margaret Frank, Ph.D.	60,000	—	4,794	(2)
Donna Felch	—	—	54,794	(1)
Andew S. Love	—	—	—
Sharon Meckes	—	—	—

(1)

Represents (a) 4,794 shares that vest on December 12, 2016, and (b) 16,666 shares that vest on August 27, 2017, 16,667 shares that vest on August 27, 2018, and the right to receive an additional 8,333 shares on August 27, 2017 and an additional 8,334 shares on August 27, 2018 or, at the option of the director, the right to elect cash based on the fair market value of such additional shares on each applicable vesting date.

(2)	Represents 4,794 shares that vest on December 12, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The Company and Susan Ostrowski entered into a Separation Agreement and General Release, dated as of March 31, 2016 (the “Separation Agreement”). Under the Separation Agreement and subject to the terms and conditions set forth therein, the Company and Ms. Ostrowski have agreed to, among other items, that (i) Ms. Ostrowski will receive separation payment equal to six month’s base salary, payable over a six month period, (ii) Ms. Ostrowski will receive payment of premiums for continued medical, vision and dental coverage through September 30, 2016, and (iii) and that Ms. Ostrowski will not be entitled to any bonus payments under the Company’s annual performance award program.

Review and Approval of Related Person Transactions

It has been and currently is the policy of the Company that transactions between the Company and its officers, directors, principal shareholders or affiliates are to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. The Company intends that any future transactions between the Company and its officers, directors, principal shareholders or affiliates will be approved by a majority of the directors who are not financially interested in the transaction.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed RSM US LLP, independent registered public accounting firm, as auditors to audit our financial statements for the fiscal year ending September 30, 2017. Our Board of Directors proposes that the shareholders ratify this appointment. RSM US LLP audited our financial statements for the fiscal year ended September 30, 2016. We expect that representatives of RSM US LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

In the event that ratification of the appointment of RSM US LLP as the independent registered public accounting firm for the Company is not obtained at the Annual Meeting, the Audit Committee of our Board of Directors will reconsider its appointment, and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the fiscal year if it determines that such change would be in our best interests.

Under Wisconsin law, the ratification of the appointment of the independent registered public accounting firm requires the number of votes cast in favor of this proposal, whether in person or by proxy, to exceed the number of votes cast against this proposal, assuming a quorum is present.

The Board of Directors recommends that shareholders vote FOR the ratification of RSM US LLP as the independent registered public accounting firm for the Company for the fiscal year ending September  30, 2017.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Proposal

We believe that our compensation policies and procedures, which are reviewed and approved by our Compensation Committee, are designed to align our named executive officers’ compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are important to our continued success. The Compensation Committee periodically reviews all elements of our executive compensation program and takes any steps it deems necessary to continue to fulfill the objectives of our compensation programs.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, for a detailed discussion of our executive compensation programs. These programs have been designed to promote a performance-based culture which aligns the interests of our executive officers and other managers with the interests of the shareholders. This includes annual incentive cash compensation based on the Company exceeding specified financial performance measures.

We believe shareholders should consider the following in determining whether to approve this proposal:

•

Clear and Straightforward Compensation Program.    The compensation program for our named executive officers is clear and straightforward. Nearly all of the compensation to our named executive officers is based on only three components: base salary, annual performance awards and equity incentive awards. Under exceptional circumstances the Compensation Committee has the authority to award discretionary bonuses outside of the annual performance award program.

•

Reasonable Base Salaries.    In recent years we have limited increases in our named executive officers’ base salaries to the rate of inflation. Although we do not use benchmarking to determine executive compensation, we did conduct a survey in 2013 to compare our executive compensation to 2012 executive compensation levels for three comparison groups of public companies with a market capitalization under $300 million, consisting of (1) companies involved in health care and (2) companies that market medical devices. Our named executive officers’ base salaries are below both the mean and the median in each group of the survey.

•

Pay-for-Performance.    A significant portion of the compensation payable to our named executive officers is based on performance, consisting of annual performance awards payable in cash and/or stock and equity incentive awards. Under our annual performance award program, our named executive officers have been eligible to earn an annual payout in cash and/or stock if performance goals for unit sales and operating income are met. Achievement of 100% of unit sales and operating income goals would trigger annual incentive performance awards to the named executive officers at the target level, with enhanced awards for achievement of 110% and 115% of these goals. In fiscal 2016, achievement did not meet either goal, resulting in no payout of the performance award to participants.

•

Equity Incentive Awards.    We have used equity incentive compensation in the form of grants of shares of restricted stock and stock options subject to time-based vesting criteria to further achieve our goals of aligning our shareholders’ interests with those of our named executive officers and to promote our executive retention objectives. We have generally staggered the grants so that our named executive officers hold some unvested shares at all times to promote our retention objectives.

•

Limited Severance Rights.    During fiscal 2016, Ms. Greco and Mr. Tayler were parties to change of control agreements with the Company which provided for payment of three times a named executive officer’s base salary and prorated bonus upon termination of employment following a change of control under the agreements. Mr. Parrish was not a party to a change of control agreement. Ms. Greco and Mr. Tayler’s change of control agreements terminated effective as of October 31, 2016, when they were replaced by the New Employment Agreements. See “Employment Agreements” above.

•	Limited Perquisites. We offer limited perquisites to our named executive officers, consisting only of life and disability insurance for Mr. Parrish and an automobile allowance for Mr. Tayler.

•

No SERP Benefits.    We do not offer supplemental retirement benefits to any of our named executive officers. The only retirement benefit we offer to our named executive officers is participation in a Simple Individual Retirement Account plan by Ms. Greco and a pension contribution plan by Mr. Tayler.

For the reasons discussed above, the Board recommends that the shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

The approval of the non-binding advisory proposal on our executive compensation described in this Proxy Statement requires the votes cast in person or by proxy, and entitled to vote thereon, for this proposal to exceed the votes cast against this proposal. Abstentions and broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the non-binding advisory resolution approving our executive compensation.

PROPOSAL 4: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Proposal

This is the third time that we are submitting a proposal for “Say on Pay” to our shareholders pursuant to Proposal 3 as required by the Dodd-Frank Act and SEC rules and regulations. The Dodd-Frank Act also requires that we submit to a vote of our shareholders once every six years a non-binding advisory proposal on the frequency of future “Say on Pay” votes. Shareholders may vote on an advisory basis as to whether future “Say on Pay” votes should occur every 1, 2 or 3 years.

The enclosed proxy allows shareholders to vote for 1, 2 or 3 years for the non-binding advisory proposal for the frequency of future “Say on Pay” votes, or to abstain. The Board of Directors recommends that shareholders vote for every “3 years” for the non-binding advisory proposal on the frequency of future advisory votes on executive compensation because:

•

a vote every three years is more closely aligned with the goal of our compensation programs to support long-term term value creation and to incentivize and reward performance over a multi-year period. We believe having triennial votes will allow shareholders to better judge our programs in relation to our long-term performance and will foster a more long-term view of our compensation programs by our shareholders;

•	triennial votes will offer us the time to fully consider the results of “Say on Pay” votes and thoughtfully develop appropriate responses; and

•

we believe that our shareholders already have available avenues to provide us with input on our compensation programs on an annual or more frequent basis by pursuing shareholder proposals or communicating directly with our Board of Directors.

Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering the frequency of future “Say on Pay” votes.

Vote Required for Approval

Shareholders may vote on an advisory basis as to whether future “Say on Pay” votes should occur every 1, 2 or 3 years, or may abstain. A plurality of the votes cast is required for the approval of the choice among every 1, 2 or 3 years for this proposal. This means that whichever of 1, 2 or 3 years receives the most votes will be approved. Abstentions and broker non-votes will not count toward the determination of whichever of 1, 2 or 3 years is approved.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” for approval of every “3 years” for the non-binding advisory proposal on the frequency of future advisory votes on executive compensation. Although the Board of Directors recommends that you vote for every “3 years,” the enclosed proxy allows you to vote for 1, 2 or 3 years, or to abstain. You are not voting simply to approve or disapprove the Board of Directors’ recommendation.

PROPOSALS FOR 2018 ANNUAL MEETING

Any shareholder who desires to submit a proposal for inclusion in the proxy materials for the 2018 Annual Meeting of Shareholders in accordance with Rule 14a-8 must submit the proposal in writing c/o Secretary, The Female Health Company, 4400 Biscayne Boulevard, Suite 888, Miami, Florida 33137-3212. We must receive a proposal by September 29, 2017 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider it for inclusion in the proxy materials for the 2018 Annual Meeting of Shareholders.

Shareholder proposals that are not intended to be included in the proxy materials for the 2017 Annual Meeting of Shareholders, but that are to be presented by a shareholder from the floor are subject to advance notice provisions in our by-laws. According to our by-laws, in order to be properly brought before the meeting, a proposal not intended for inclusion in our proxy materials must be received at our principal offices no later than December 16, 2017, which is 90 calendar days prior to the anniversary of this year’s meeting date, and no earlier than November 16, 2017, which is 120 calendar days prior to the anniversary of this year’s meeting date, and the notice must set forth the following: (a) a representation that the person sending the notice is a shareholder of record on the record date for the meeting and will remain such through the meeting date, (b) the name and address of such shareholder, (c) the number of shares of our Common Stock which are beneficially owned by such shareholder and any other ownership interest of the shareholder in shares of our Common Stock, whether economic or otherwise, including derivatives and hedges, (d) a representation that such shareholder intends to appear in person or by proxy at such meeting to make the nomination or move the consideration of other business set forth in the notice, (e) if the proposal relates to any business to be brought before the meeting other than election of directors, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest of the shareholder in such business, and (f) if the proposal relates to the nomination of a candidate for election as director, the name, age, address (business and residence), principal occupation or employment of each nominee, the number of shares of our Common Stock beneficially owned by each nominee and any other ownership interest by such person in shares of our Common Stock, whether economic or otherwise, including derivatives and hedges and any other information relating to each nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934. If the notice does not comply with the requirements set forth in our by-laws, the chairman of the meeting may refuse to acknowledge the matter. If the chairman of the meeting decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2018 Annual Meeting of Shareholders will have the right to exercise discretionary voting power with respect to such proposal.

ANNUAL REPORT

We are required to file an Annual Report, called a Form 10-K, with the SEC. A copy of the Annual Report on Form 10-K for the year ended September 30, 2016 will be provided without charge on written request of any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to: Secretary, The Female Health Company, 4400 Biscayne Boulevard, Suite 888, Miami, Florida 33137-3212.

EXPENSES OF SOLICITATION

The cost of this solicitation of proxies will be paid by the Company. It is anticipated that the proxies will be solicited only by mail, except that solicitation personally or by telephone may also be made by our regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to beneficial owners of stock held by such persons. We will reimburse such parties for their expenses in so doing.

By Order of the Board of Directors,

KEVIN J. GILBERT,

Secretary

Miami, Florida

January 27, 2017

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All
The Board of Directors recommends you vote FOR the following:					Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees
01	David R. Bethune 02 Mario Eisenberger 03 Harry Fisch 04 Mary Margaret Frank 05 Lucy Lu
06	Georges Makhoul 07 O.B. Parrish 08 Elgar Peerschke 09 Jesus Socorro 10 Mitchell S. Steiner

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.						☐	☐	☐
3	To approve a non-binding advisory proposal on executive compensation.						☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:						1 year	2 years	3 years	Abstain
4	To approve a non-binding advisory proposal on the frequency of future advisory votes on executive compensation.					☐	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

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PROXY THE FEMALE HEALTH COMPANY PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mitchell Steiner and Daniel Haines, or either one of them, each with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of The Female Health Company to be held on Thursday March 16, 2017 at 2:00 p.m., local time, at Greenberg Traurig, LLP, 333 SE 2nd Avenue, 44th Floor Miami, Florida 33131 and at any adjournment thereof, there to vote all shares of Common Stock and Preferred Stock, which the undersigned would be entitled to vote if personally present as specified upon the matters listed on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies. Please sign exactly as your name appears hereon, date and return this Proxy.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTORS, TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017, FOR THE APPROVAL OF A NON-BINDING ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION AND FOR THE APPROVAL OF EVERY “3 YEARS” FOR THE NON-BINDING ADVISORY PROPOSAL ON THE FREQUENCY OF THE FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.

Continued and to be signed on reverse side